Exhibit 23.2


             INFORMATION REGARDING CONSENT OF ARTHUR ANDERSEN LLP

 We have not been able to obtain, after reasonable efforts, the reissued report or consent of Arthur Andersen LLP related to the 2001 financial statements included in this Report on Form 10-K. Therefore, we have included a copy of their previously issued report.

 Because we have been unable to obtain the above-referenced consent of Arthur Andersen LLP, we are required to disclose any resulting limitations on recovery by investors. Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), allows, under certain circumstances, a person acquiring a security to assert a claim against, among others, an accountant who has consented to be named as having prepared any report for use in connection with the registration statement if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Because Arthur Andersen LLP has not consented to being named in this Form 10-K, it will not be liable under Section 11(a) of the Securities Act for any untrue statements or omissions of material fact contained in the financial statements audited by Arthur Andersen LLP.